Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Insured New York Tax-
Free Advantage Municipal Fund
333-100324
811-21211

A special meeting of the shareholders
of the Nuveen Insured New York
Tax-Free Advantage Municipal Fund
was held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
3,256,891 and
the number of negative votes:  14,387

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
 under
Conformed Submission Type DEF
 14A, accession
number 0000950137-05-007566.